As filed with the U.S. Securities and Exchange Commission on August 5, 2026

Registration No. 333-297907

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Veraxa Biotech AG

N/A
(Translation of registrant’s name into English)

Switzerland	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Talacker 35

8001 Zurich, Switzerland

Tel: +41 44 385 84 50
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street,
18th Floor
New York, NY 10168
+1(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joshua A. Kaufman

Elizabeth McNichol
Katten Muchin Rosenman LLP
801 Brickell Avenue, 8th Floor

Miami, FL 33131

+1(305) 420-9400

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is being filed solely to file an exhibit to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

According to Swiss Law and the Company Articles, the shareholders’ meeting has the authority to grant discharge to the members of the Board from liability. The effect of the resolution of release (discharge) by the shareholders’ meeting is effective only for disclosed facts and only against the company and those shareholders who approved the resolution or who have since acquired their shares in full knowledge of the resolution. The right of action of other shareholders lapses twelve months after the resolution of release.

Under Swiss law, an indemnification of a member of the Board or the executive management in relation to potential personal liability is not effective to the extent the member of the Board or the executive management intentionally or gross negligently violated his or her corporate duties towards the company (certain views advocate that a negligent violation is sufficient to exclude the indemnification). Almost all violations of corporate law are regarded as violations of duties towards the company rather than towards the shareholders. In addition, indemnification of other controlling persons is not permitted under Swiss law, including shareholders of the company.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the employer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, our company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent sales of unregistered securities.

During the past three years, we and our predecessors have issued the securities described below without registration under the Securities Act. Unless otherwise indicated, the securities described below were issued in transactions not involving any public offering, and we believe such transactions were exempt from registration under Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, Regulation S promulgated thereunder and/or other available exemptions from registration under the Securities Act. No underwriters were involved in the transactions described below, except as otherwise indicated. The share and per-share amounts for securities issued by Veraxa Biotech AG prior to the Business Combination refer to securities of legacy Veraxa Biotech AG and should be conformed, as applicable, to reflect the exchange ratio and post-Business Combination capital structure used elsewhere in this registration statement.

Other Private Offerings for the years 2023-2025

Date registered with Swiss Share register	Security	Number issued	Price per Share (CHF)	Total Consideration (CHF)	Purchaser
21.22.2025	Common Stock	34,682	47.17	1,635,931.60	(see below note to Share lending agreement)
27.08.2025	Employee Stock (ESOP)	347,542	1,00	347,542	Directors
27.08.2025	Common Stock	186,744	26,10	4,874,018.40	(see below note to Share lending agreement)
13.09.2024	Common Stock	78,203	22,80	1,723,028.40	Investors
30.05.2024	Common Stock	25,830	22,80	588,924.00	Investors
30.05.2024	Employee Stock (ESOP)	140,400	1,00	140,400.00	Directors
11.01.2024	Common Stock	528,543	22,80	12,050,780.40	Investors (Acquisition of Synimmune GmbH)
16.10.2023	Common Stock	4,400	22,80	100,320.00	Investors
08.08.2023	Common Stock	416,057	22,80	9,486,099.60	Investors
06.06.2023	Common Stock	263,050	22,80	5,997,540.00	Investors

Company Share Lending Agreement

On October 1, 2024, the Company entered into a share lending agreement with Xlife Sciences AG, one of their shareholders, for a fixed term ending on December 31, 2025. Under the terms of the agreement, Xlife Sciences AG agreed to lend the Company up to 1,000,000 of our ordinary shares. In consideration for the share loan, the Company agreed to pay Xlife Sciences AG a monthly fixed fee equal to 3.5% over the duration of the agreement.

From May 2025 to October 2025 the Company entered into subscription agreements for an offering of registered shares with various investors and sold 34,682 shares at an average purchase price of CHF 47.17 per unit. The notary process for this capital increase is currently in progress. The purchasing amount will be offset against the corresponding liability to Xlife Sciences out of the Share Lending Agreement for the shares sold.

From November 2024 to May 2025 the Company entered into subscription agreements for an offering of registered shares with Xlife Sciences AG and sold 186,744 shares at a purchase price of CHF 26.10 per unit. The purchasing amount was offset against a liability to Xlife Sciences out of the Share Lending Agreement.

PubCo Formation and Business Combination-related Issuances

On June 25, 2025, PubCo, which was formed for purposes of the Business Combination, issued 100,000 Ordinary Shares for aggregate consideration of CHF 100,000. PubCo was incorporated under Swiss law solely for the purpose of effectuating the Business Combination, which was consummated on June 10, 2026.

In connection with the corporate restructuring and merger of legacy Veraxa Biotech AG into PubCo, PubCo effected a share split of its initial share capital of CHF 100,000 into 11,325,000 shares, increased its share capital by CHF 1,147,904, and issued 130,000,128 new PubCo Ordinary Shares to legacy Veraxa Biotech AG shareholders in exchange for 14,751,067 legacy Veraxa Biotech AG shares, at an exchange ratio of 8.81293 new shares per legacy Veraxa Biotech AG share. No cash compensation or special advantages were granted in the share exchange.

The Company’s registration statement on Form F-4 relating to the Business Combination constituted a prospectus of PubCo under Section 5 of the Securities Act with respect to, among other securities, Ordinary Shares to be issued to legacy Veraxa Biotech AG shareholders, Earnout Shares to be issued to legacy Veraxa Biotech AG shareholders, Ordinary Shares to be issued to SPAC shareholders, and Warrants to be issued to SPAC warrant holders. Accordingly, any securities issued pursuant to the Form F-4 registration statement are excluded from this Item 7 to the extent they were registered under the Securities Act.

High Trail Financing

On May 27, 2026, SPAC, PubCo and the High Trail Affiliated Entities entered into a Securities Purchase Agreement in respect of a private placement of a senior secured note in the principal amount of $27.5 million and a four-year warrant for an aggregate exercise price of $27.5 million, with an initial exercise price of $11.50 per share, subject to customary anti-dilution protections. The closing of the HTC Financing occurred on June 15, 2026, and funding occurred concurrently with the closing of the HTC Financing. The warrant issued in the HTC Financing reflects 2,391,305 Ordinary Shares underlying such warrant. Up to 11,000,000 Ordinary Shares are registered for resale pursuant to the HTC Note and the High Trail Warrant issued in the HTC Financing.

Lincoln Park Purchase Agreement

On May 27, 2026, SPAC, PubCo and Lincoln Park entered into a purchase agreement and related registration rights agreement, pursuant to which Lincoln Park committed, subject to certain conditions and limitations, to purchase up to an aggregate of $50.0 million of our Ordinary Shares over a 24-month period at market-based purchase prices. The Lincoln Park purchase agreement includes a 4.99% beneficial ownership cap, which may be increased to 9.99% upon 61 days’ prior written notice. As consideration for Lincoln Park’s commitment, we agreed to issue to Lincoln Park $750,000 of Ordinary Shares. On July 30, 2026, we issued 340,910 Commitment Shares to Lincoln Park.

Cantor Fee Modification

On May 27, 2026, SPAC, PubCo and Cantor Fitzgerald & Co. entered into the Fee Modification Agreement. Under the Fee Modification Agreement, the original deferred fee was modified to include, in part, 3,500,000 Ordinary Shares. On July 30, 2026, we issued 3,500,000 Ordinary Shares to Cantor Fitzgerald & Co. pursuant to the Fee Modification Agreement.

Voyager Acquisition Corp. Predecessor Issuances

Prior to the Business Combination, SPAC issued Founder Shares and Private Warrants in private transactions. During 2024, SPAC issued 5,750,000 SPAC Class B Ordinary Shares to the Sponsor on January 11, 2024 for $25,000, issued 1,725,000 additional SPAC Class B Ordinary Shares on February 16, 2024 for no additional consideration, issued 28,750 additional SPAC Class B Ordinary Shares to the Sponsor on May 31, 2024, and forfeited 1,178,750 SPAC Class B Ordinary Shares on July 19, 2024, resulting in 6,325,000 Founder Shares outstanding as of December 31, 2025.

Simultaneously with the closing of the SPAC IPO on August 8, 2024, the SPAC completed the private sale of 7,665,000 Private Warrants at a purchase price of $1.00 per Private Warrant, generating gross proceeds of $7.665 million. In that private placement, the Sponsor purchased 5,037,500 Private Warrants, and Cantor Fitzgerald & Co. and Odeon Capital Group LLC purchased 2,627,500 Private Warrants. Each Private Warrant is exercisable for one Ordinary Share at an exercise price of $11.50 per share, subject to adjustment.

In connection with the Business Combination, SPAC assigned its rights under the Warrant Agreement to the Company, and the Company assumed the Warrants provided for under the Warrant Agreement.

Item 8. Exhibits and Financial Statement Schedules

(a) The following documents are filed as part of this registration statement:

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

Exhibit Number	Exhibit Title
2.1†	Business Combination Agreement, dated April 22, 2025, by and among Voyager Acquisition Corp., Veraxa Biotech AG and Oliver Baumann (incorporated by reference to Exhibit 2.1 to SPAC’s Current Report on Form 8-K (File No. 001-42211) filed with the SEC on April 23, 2025)
2.2	Amendment to Business Combination Agreement, dated October 18, 2025, by and among Voyager Acquisition Corp., Veraxa Biotech AG, and Oliver Baumann (incorporated by reference to Exhibit 2.1 to SPAC’s Current Report on Form 8-K (File No. 001-42211) filed with the SEC on October 21, 2025)
2.3	Second Amendment and Waiver to Business Combination Agreement, dated February 2, 2026, by and among Voyager Acquisition Corp., Veraxa Biotech AG, and Oliver Baumann (incorporated by reference to Exhibit 2.1 to SPAC’s Current Report on Form 8-K (File No. 001-42211) filed with the SEC on February 3, 2026)
3.1	Amended and Restated Articles of Association of Veraxa Biotech AG (Company Articles) (incorporated by reference to Exhibit 99.2 of the Company’s Report on Form 6-K (File No. 001-43342) filed with the SEC on July 27, 2026)
4.1	Description of Securities (incorporated by reference to Exhibit 2.1 of the Company’s Shell Company Report on Form 20-F (File No. 001-42211) filed on June 16, 2026)
4.2	Warrant Agreement, dated August 8, 2024, by and between Voyager Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to SPAC’s Current Report on Form 8-K (File No. 001-42211) filed with the SEC on August 14, 2024)
4.3	Private Placement Warrants Purchase Agreement dated August 8, 2024, by and among Voyager Acquisition Corp. and Voyager Sponsor Acquisition Holdco LLC (incorporated by reference to Exhibit 10.4 to the SPAC’s Current Report on Form 8-K (File No. 001-42211) filed on August 14, 2024)
4.4	Private Placement Warrants Purchase Agreement dated August 8, 2024, by and among Voyager Acquisition Corp., Cantor Fitzgerald & Co. and Odeon Capital Group LLC (incorporated by reference to Exhibit 10.5 to the SPAC’s Current Report on Form 8-K (File No. 001-42211) filed on August 14, 2024)
4.5	Warrant Assignment, Assumption and Amendment Agreement, dated June 10, 2026, by and among Voyager Acquisition Corp., Veraxa Biotech Holding AG and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 2.5 of the Company’s Shell Company Report on Form 20-F (File No. 001-42211) filed on June 16, 2026)
5.1**	Opinion of Walder Wyss Ltd.
10.1	Joinder Agreement, dated July 26, 2025, by and among Voyager Acquisition Corp., Veraxa Biotech AG, Oliver Baumann, Veraxa Biotech Holding AG and Veraxa Cayman Merger Sub (incorporated by reference to Exhibit 10.1 of SPAC’s Current Report on Form 8-K (File No. 001-42211) filed with the SEC on July 16, 2025).
10.2	Sponsor Support Agreement, dated April 22, 2025, by and among Voyager Acquisition Corp., Veraxa Biotech AG and Voyager Acquisition Sponsor Holdco LLC (incorporated by reference to Exhibit 10.2 to SPAC’s Current Report on Form 8-K (File No. 001-42211) filed with the SEC on April 23, 2025)

Exhibit Number	Exhibit Title
10.3	First Amendment to Sponsor Support Agreement, dated February 2, 2026, by and among Voyager Acquisition Corp., Veraxa Biotech AG and Voyager Acquisition Sponsor Holdco LLC (incorporated by reference to Exhibit 10.1 to SPAC’s Current Report on Form 8-K (File No. 001-42211) filed on February 3, 2026)
10.4	Second Amendment to Sponsor Support Agreement, dated May 7, 2026, by and among Voyager Acquisition Corp., Veraxa Biotech AG and Voyager Acquisition Sponsor Holdco LLC. (incorporated by reference to Exhibit 4.7 of the Company’s Shell Company Report on Form 20-F (File No. 001-42211) filed on June 16, 2026)
10.5	Voting, Support and Lock-Up Agreement, dated as of April 22, 2025 by and among Voyager Acquisition Corp., Voyager Acquisition Sponsor Holdco, LLC and Veraxa Biotech AG (incorporated by reference to Exhibit 10.1 SPAC’s Current Report on Form 8-K (File No. 001-42211) filed on April 23, 2025)
10.6	First Amendment to Voting, Support and Lock-Up Agreement, dated February 12, 2026, by and among Voyager Acquisition Corp., Voyager Acquisition Sponsor Holdco, LLC and Veraxa Biotech AG (incorporated by reference to Exhibit 10.22 the Company’s Registration Statement on Form F-4/A filed on February 13, 2026)
10.7	Securities Purchase Agreement, dated May 27, 2026, by and among Veraxa Biotech Holding AG, Veraxa Biotech AG, Voyager Acquisition Corp. and the investors listed therein (incorporated by reference to Exhibit 10.1 to SPAC’s Current Report on Form 8-K (File No. 001-42211) filed on May 29, 2026)
10.8	Senior Secured Note due 2027, dated June 15, 2026 (incorporated by reference to Exhibit 4.11 of the Company’s Shell Company Report on Form 20-F (File No. 001-42211) filed on June 16, 2026)
10.9	Warrant to Purchase Ordinary Shares of the Company, dated June 15, 2026 (incorporated by reference to Exhibit 4.12 of the Company’s Shell Company Report on Form 20-F (File No. 001-42211) filed on June 16, 2026)
10.10	Purchase Agreement, dated May 27, 2026, by and among Voyager Acquisition Corp., Veraxa Biotech Holding AG, and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.4 to SPAC’s Form 8-K filed May 29, 2026) (incorporated by reference to Exhibit 4.13 of the Company’s Shell Company Report on Form 20-F (File No. 001-42211) filed on June 16, 2026)
21.1	List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 8.1 of the Company’s Shell Company Report on Form 20-F (File No. 001-42211) filed on June 16, 2026)
23.1*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm for Voyager Acquisition Corp.
23.2*	Consent of Grassi & Co., CPAs, P.C., independent registered accounting firm for Veraxa Biotech AG
23.3*	Consent of Grassi & Co., CPAs, P.C., independent registered accounting firm for Veraxa Biotech Holding AG
23.4**	Consent of Walder Wyss Ltd. (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page to the initial filing of the Registration Statement).
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
107*	Filing Fee Table

*	Previously filed.
**	Filed herewith.
†	Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

●	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

●	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

●	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

●	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished; provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements;

●	That, for the purpose of determining liability under the Securities Act to any purchaser,

(i)	if the registrant is relying on Rule 430B;

(A)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(ii)	if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

●	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Zurich, Switzerland, on August 5, 2026.

Signature	Title	Date

/s/ Christoph Antz	Chief Executive Officer and Director	August 5, 2026
Name: Christoph Antz

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christoph Antz his true and lawful attorney-in-fact, with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christoph Antz	Chief Executive Officer and Director	August 5, 2026
Name: Christoph Antz	(Principal Executive Officer)

*	Chairman of the Board of Directors	August 5, 2026
Name: Oliver Baumann

*	Interim Chief Financial Officer (Principal Financial	August 5, 2026
Name: Carl von Halem	Officer and Principal Accounting Officer)

*	Director	August 5, 2026
Name: Marc Grüninger

*	Director	August 5, 2026
Name: Warren Hosseinion

*	Director	August 5, 2026
Name: Christoph Ziegler

*By: /s/ Christoph Antz	Chief Executive Officer and Director	August 5, 2026
Name: Christoph Antz, Attorney-in-fact	(Principal Executive Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on August 5, 2026.

Cogency Global Inc.
as authorized representative for Veraxa Biotech AG

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.